Exhibit 99.1

NEWS RELEASE

Contact:

Richard J. Cantele, Jr., President and CEO

Salisbury Bank and Trust Company

5 Bissell Street

Lakeville, CT 06039

(860) 435-9801

rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY Bancorp, Inc. announces the APPOINTMENT of NEW DIRECTOR

Lakeville, Connecticut, June 29, 2012/PRNewswire... Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced the appointment of David B. Farrell as a Director of the Boards of the Company and the Bank effective June 29, 2012.

Mr. Farrell is the CEO of NAPPI International, an organization dedicated to providing superior behavioral safety training through customized consulting and support, and is also CEO and Founder of Farrell & Company, LLC, a management consulting firm devoted to strategy and restructuring. Mr. Farrell graduated from St. Bonaventure University, NY, cum laude, in 1977 with a Bachelor of Science degree in Business and Accounting. He lives with his wife in Sheffield, MA.

Mr. Farrell previously served as President and Chief Executive Officer and member of the board of directors of Bob’s Stores (1999-2008), a retail company headquartered in Meriden, CT (a subsidiary of the TJX Companies), and also previously served as an officer and a director of Berkshire Hills Bancorp (2005-2009), a bank holding company headquartered in Pittsfield, MA.

In addition to serving as a director of Salisbury and the Bank, Mr. Farrell will serve as a member of the Asset Liability/Investment Committee, the Human Resource and Compensation Committee, and the Audit Committee.

“Mr. Farrell brings a wealth of experience, having spent more than 30 years in retail and financial services serving in the capacity of CEO and CFO, and we are extremely pleased to welcome him to our Boards” said Rick Cantele, President and Chief Executive Officer. "Mr. Farrell’s depth of knowledge and skills, particularly in accounting and financial oversight, will enable him to be a strong contributor to our Boards."

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.